Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

3PAR INC.

FIRST:	The name of the corporation is 3PAR Inc. (the “Corporation”).

SECOND:

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

The total number of shares that the Corporation shall have authority to issue is 1,000, each with a par value of $0.001. The Corporation is authorized to issue one class of stock to be designated as Common Stock. The shares of Common Stock may be issued from time to time for such consideration as the Board of Directors of the Corporation may determine. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

FIFTH:	[Reserved]

SIXTH:	The Corporation is to have perpetual existence.

SEVENTH:	Unless and except that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH:

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

NINTH:

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

TENTH:

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, that neither any amendment nor repeal of either of Sections Eighth or Ninth, nor the adoption of any provision of this Second Amended Certificate of Incorporation or the bylaws of the Corporation inconsistent with such sections, shall eliminate or reduce the effect of Sections Eighth or Ninth in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for such sections, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ELEVENTH:

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.